                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant[X]
    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:
    [ ] Preliminary Proxy Statement                           [ ] Confidential, For Use of the Commission Only
                                                                     (as permitted by Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Conso International Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.


       (1) Title of each class of securities to which transaction applies:

           --------------------------------------------------------------------
       (2) Aggregate number of securities to which transaction applies:

           --------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           --------------------------------------------------------------------
       (4) Proposed maximum aggregate value of transaction:

           --------------------------------------------------------------------
       (5) Total fee paid:

           --------------------------------------------------------------------

    [ ]  Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ---------------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        -----------------------
       (3) Filing Party:
                        -------------------------------------------------------
       (4) Date Filed:
                      ---------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 9, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Conso International Corporation (the "Company") will be held at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202, on Tuesday, November 9, 1999, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

                  1.       Election of six Directors.

                  2. Ratification of the selection of Deloitte & Touche LLP as independent public accountants for the fiscal year ending July 1, 2000.

                  3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on September 15, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

      THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.


                                            By Order of the Board of Directors

                                            J. Cary Findlay
                                            Chairman, President and
                                            Chief Executive Officer

Union, South Carolina
September 22, 1999

                        CONSO INTERNATIONAL CORPORATION
                                 P. O. BOX 326
                              513 N. DUNCAN BYPASS
                          UNION, SOUTH CAROLINA 29379



                                PROXY STATEMENT



GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Conso International Corporation, a South Carolina corporation (the "Company"), to be held at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202, at 9:00 a.m., local time, on Tuesday, November 9, 1999. This Proxy Statement and accompanying proxy are first being sent to the shareholders of the Company on or about September 22, 1999.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by written request addressed to Secretary, Conso International Corporation, P.O. Box 326, Union, South Carolina 29379 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Shareholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment on such matters.

         Shareholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock of the Company held by them of record at the close of business on September 15, 1999, which is the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands, unless the holders of at least 25% of the shares represented at the meeting and entitled to vote on such matter demand a vote by ballot prior to the vote. The number of shares of Common Stock of the Company outstanding on September 15, 1999 was 7,334,177.

PRINCIPAL SHAREHOLDERS

         At September 1, 1999, the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company were as follows:


                                                      NUMBER OF SHARES AND
       NAME AND ADDRESS OF BENEFICIAL                  NATURE OF BENEFICIAL                   PERCENTAGE OF COMMON
                   OWNER                                    OWNERSHIP(1)                       STOCK OUTSTANDING
       ------------------------------                  --------------------                   --------------------
J. Cary Findlay                                            3,076,033(2)                              41.9%
513 N. Duncan Bypass
Union, SC 29379

Royce & Associates, Inc.                                     791,475(3)                              10.8%
1414 Avenue of the Americas
New York, NY 10019

FMR Corp.                                                    748,050(4)                              10.2%
82 Devonshire Street
Boston, MA 02109

IDS Diversified Equity Income Fund                           407,250(5)                               5.6%
IDS Tower 10
Minneapolis, MN 55440

------------------

(1) Unless otherwise indicated, each shareholder has sole voting and sole investment power with respect to all shares beneficially owned.

(2) Includes 68,500 shares held by the Findlay Charitable Foundation, of which Mr. Findlay is a director and officer, and 63,020 shares held by the Findlay-Conso Education Foundation, of which Mr. Findlay is a director and officer. Also includes 78,788 shares that Mr. Findlay holds jointly with his wife, Konstance J. K. Findlay who is Senior Vice President-Business Development of the Company. Excludes 1,940 shares and options to purchase 10,200 shares (all of which are presently exercisable or exercisable within 60 days) held by Mr. Findlay's wife individually, as to which shares Mr. Findlay disclaims beneficial ownership.

(3) The information concerning beneficial ownership set forth above and in this note is derived from an Amendment No. 2 to Schedule 13G dated March 11, 1999. Royce & Associates, Inc. ("RAI"), Royce Management Company ("RMC") and Charles M. Royce, as a group, are the beneficial owners of 791,475 shares of the Company's Common Stock. Mr. Royce may be deemed to be a controlling person of RMC and RAI and to have sole voting and dispositive power with respect to all shares owned by them. Mr. Royce does not own any shares other than through RAI and RMC, and disclaims beneficial ownership of the shares held by RAI and RMC.

(4) The information concerning beneficial ownership set forth above and in this note is derived from an Amendment No. 3 to Schedule 13G dated February 1, 1999. FMR Corp. ("FMR") may be deemed to have sole dispositive power with respect to all of such shares because its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity"), acts as investment adviser to the Fidelity Low-Priced Stock Fund (the "Fund"). The Schedule 13G reported that (a) the Fund owned all of such shares, (b) Edward C. Johnson III, FMR Corp., through its control of Fidelity, and the Fund each has sole dispositive power with respect to such shares, (c) the Board of Trustees of the Fund has sole voting power with respect to such shares, (d) neither Mr. Johnson, FMR nor Fidelity has voting power with respect to such shares and (e) through ownership of FMR and a shareholders' agreement, members of Mr. Johnson's family and trusts for their benefit may be deemed to form a controlling group with respect to FMR.

(5) The information concerning beneficial ownership set forth above and in this note is derived from an Amendment No. 1 to Schedule 13G dated August 31, 1995. American Express Financial Corporation, a registered investment adviser, has reported that such shares are held by IDS Diversified Equity Income Fund, an investment company advised by it. American Express Financial Corporation is a subsidiary of American Express Company, which disclaims beneficial ownership of all such shares.

         The following table sets forth, as of September 1, 1999, information as to the beneficial ownership of the Common Stock by all Directors and executive officers of the Company as a group and by S. Duane Southerland, Jr.,

Judith Raymond Hadjandreas, Frank J. Rizzo, Louis S. Oltman and William M. Stewart. Messrs. Southerland, Rizzo, Oltman and Stewart and Ms. Hadjandreas are those persons named in the Summary Compensation Table who are not also nominees as Directors. Information with respect to the beneficial ownership of the Common Stock by J. Cary Findlay and the other Directors (and nominees) is contained in the table under "Election of Directors."

                                                 NUMBER OF SHARES AND
                NAME OF                          NATURE OF BENEFICIAL                  PERCENTAGE OF COMMON
           BENEFICIAL OWNER                          OWNERSHIP(1)                       STOCK OUTSTANDING
           ----------------                          ------------                       -----------------
Directors and executive                              3,266,628(2)                             44.7%
Officers as a group
(13 persons)
S. Duane Southerland, Jr.                                 0                                     (3)
Judith Raymond Hadjandreas                               1,000(4)                               (3)
Frank J. Rizzo                                           1,000(4)                               (3)
Louis S. Oltman                                          2,300(4)                               (3)
William M. Stewart                                      12,150(5)                               (3)

----------------------------

(1) Except as otherwise indicated in this Proxy Statement, all shares are currently issued and outstanding and each Director and executive officer has sole voting and investment power with respect to all shares beneficially owned. Share amounts are rounded to the nearest whole share.

(2) Includes an aggregate of 41,108 shares subject to options that are presently exercisable or exercisable within 60 days. Includes 27,000 shares held by the wife of C.V. Balakrishnan, an executive officer of the Company, as to which shares Mr. Balakrishnan disclaims beneficial ownership. Also includes and excludes certain shares as reflected in the notes to the table under "Election of Directors."

(3)      Less than 1%.

(4) Includes an aggregate of 1,000 shares subject to options that are presently exercisable or exercisable within 60 days.

(5) Includes an aggregate of 11,925 shares subject to options that are presently exercisable or exercisable within 60 days.

ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the number of Directors shall not be less than one nor more than nine, as determined from time to time by resolution of the shareholders or the Board of Directors. The Board of Directors has fixed the number of Directors to be elected at the meeting at six.

         At the meeting, six Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election of Directors at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. A quorum consists of a majority of votes entitled to be cast. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the six nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a shareholder in such shareholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for up to six nominees including any substitutes that may be designated by the Board of Directors.

         The nominees for the Board of Directors are: J. Cary Findlay, Antony
W. Laughton, John H. Maxheim, James H. Shaw, Konstance J.K. Findlay and Sara H. Bissell. Set forth below is information about the nominees.

Each of the nominees is currently a member of the Board of Directors. Mr. Findlay has been a Director of the Company since 1986. Messrs. Laughton, Maxheim and Shaw were first elected Directors on January 6, 1994. Ms. Findlay was elected Director on May 15, 1995 and Ms. Bissell was elected Director on November 9, 1998. Mr. Findlay and Ms. Findlay are husband and wife.

                                                                                     NUMBER OF
                                                                                    SHARES AND
                                                                                     NATURE OF      PERCENTAGE OF
             NAME OF                                INFORMATION ABOUT               BENEFICIAL       COMMON STOCK
     DIRECTOR OR NOMINEE (1)        AGE            DIRECTOR OR NOMINEE             OWNERSHIP(2)      OUTSTANDING
     -----------------------        ---            -------------------             ------------      -----------

J. Cary Findlay                     61    Chairman of the Board since 1986;        3,076,033(3)         41.9%
                                          President and Chief Executive Officer
                                          of the Company from December 1987
                                          to May 1995 and since August 1998

Antony W. Laughton                  66    Consultant to British Trimmings             54,525(4)           (5)
                                          Limited, a wholly-owned subsidiary
                                          of the Company ("British
                                          Trimmings"), since October 1997;
                                          Managing Director of British
                                          Trimmings from 1974 to September
                                          1997

John H. Maxheim                     64    Chairman, Chief Executive Officer and       11,494              (5)
                                          a Director of Piedmont Natural
                                          Gas Company (a utility company)
                                          since 1984

James H. Shaw                       70    Retired; Chairman of Consolidated            2,500              (5)
                                          Ivey's (department store chain) from
                                          1986 to 1989; Chief Executive Officer
                                          of Consolidated Ivey's from 1986 to
                                          1988; Director of The Cato
                                          Corporation (apparel retailer)

Konstance J. K. Findlay             52    Senior Vice President-Business             222,448(6)          3.0%
                                          Development of the Company since May
                                          1995; Vice President-International
                                          Sales of the Company from January
                                          1993 to May 1995; Vice
                                          President-Production of the Company
                                          from January 1992 to January 1993;
                                          Production Manager of the Company
                                          from November 1988 to January 1992

Sara H. Bissell                     61    President of Treasures Unlimited,            2,078              (5)
                                          Inc. (retail shop selling custom
                                          linens, antiques and gifts) since 1983

------------------

(1) The information about the Directors was furnished by them to the Company.

(2) Except as otherwise indicated, all shares are currently issued and outstanding and each shareholder has sole voting and investment power with respect to all shares beneficially owned. Common Stock ownership information is as of September 1, 1999.

(3) Includes 68,500 shares held by the Findlay Charitable Foundation, of which Mr. Findlay is a director and officer, and 63,020 shares held by the Findlay-Conso Education Foundation, of which Mr. Findlay is a director and officer. Also includes 78,788 shares that Mr. Findlay holds jointly with his wife, Konstance J. K. Findlay. Excludes 1,940 shares and options to purchase 10,200 shares (all of which are presently exercisable or exercisable within 60 days) held by Mr. Findlay's wife individually, as to which shares Mr. Findlay disclaims beneficial ownership.

(4) Includes 42,750 shares held in trusts for the benefit of Mr. Laughton's children, of which Mr. Laughton and his wife are trustees, and 5,250 shares subject to options that are presently exercisable.

(5)      Less than 1%.

(6) Includes 10,200 shares subject to options that are presently exercisable or exercisable within 60 days, 68,500 shares held by the Findlay Charitable Foundation, of which Ms. Findlay is a director and officer, and 63,020 shares held by the Findlay-Conso Education Foundation, of which Ms. Findlay is a director and officer. Also includes 78,788 shares that Ms. Findlay holds jointly with her husband, J. Cary Findlay. Excludes 2,865,725 shares held by Ms. Findlay's husband, as to which shares Ms. Findlay disclaims beneficial ownership.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met five times during the past fiscal year ended July 3, 1999. Each Director, except Ms. Bissell, attended at least 75% of the meetings of the Board of Directors and any Committees on which such Director served during the period that he or she was a Director in the last fiscal year. The Board of Directors of the Company has Executive, Compensation, Audit and Nominating Committees.

         The Executive Committee is composed of Messrs. Findlay and Maxheim and is authorized to exercise all the powers and authority of the Board of Directors that can be delegated to a committee under the South Carolina Business Corporation Act. The Executive Committee met one time during the past fiscal year.

         The Compensation Committee is composed of Mr. Maxheim, Mr. Shaw and Ms. Bissell and is responsible for making recommendations with respect to compensation of executive officers and for other compensation matters (other than the administration of the Company's 1993 Stock Option Plan). The Compensation Committee met four times during the past fiscal year.

         The Audit Committee is composed of Mr. Maxheim, Mr. Shaw and Ms. Bissell and is responsible for reviewing the Company's financial statements, audit reports, internal financial controls, internal audit procedures and the services performed by the Company's independent public accountants, and for making recommendations with respect to those matters to the Board of Directors. The Audit Committee met four times during the past fiscal year.

         The Nominating Committee is composed of Mr. Findlay, Mr. Maxheim and Mr. Shaw. The function of the Nominating Committee is to search for and recommend qualified, experienced candidates to be nominated for election as Directors at annual shareholder meetings and to fill any vacancies on the Board of Directors. The Nominating Committee will consider shareholder recommendations for nominees with the potential nominee's consent. However, the final determination of whether a candidate will be nominated to become a Director is reserved for the Nominating Committee. Any shareholder recommendations should be mailed to Nominating Committee, Attention: J. Cary Findlay, Conso International Corporation, P.O. Box 326, Union, South Carolina 29379. The Nominating Committee did not meet during the past fiscal year.

EXECUTIVE OFFICERS

         Mr. Findlay, Chairman, President and Chief Executive Officer of the Company, and Ms. Findlay, Senior Vice President-Business Development of the Company, are each nominees for election as Directors. Information about the Company's executive officers who are not also nominees for election as Directors follows:

         C. V. Balakrishnan, age 60, became Managing Director of British Trimmings in August 1998. Mr. Balakrishnan, who joined British Trimmings in 1973, was Financial Director from 1981 to 1983 and served as Chief Operating Officer from 1983 until September 1997 and as Co-Managing Director from October 1997 until August 1998.

         John M. Davis, age 38, became Chief Accounting Officer of the Company in August 1999. He joined the Company in October 1998 as the Corporate Controller. Mr. Davis was the Corporate Account Manager for Salant Corporation, a men's apparel company, from July 1993 to October 1998.

         Judith Raymond Hadjandreas, age 52, became Senior Vice
President-Pattern Products of the Company in August 1998. In addition, Ms. Hadjandreas has been Senior Vice President-Products of Simplicity Capital Corporation since 1985. Simplicity Capital Corporation ("Simplicity") was acquired by the Company in June 1998.

         Louis S. Oltman, age 52, became Senior Vice President-Sales and Marketing of the Company in August 1998. In addition, Mr. Oltman has been Senior Vice President-Sales of Simplicity since 1991.

         Frank J. Rizzo, age 43, became Senior Vice President of the Company and Chief Operating Officer of Simplicity in August 1998. Mr. Rizzo was Senior Vice President and Chief Financial Officer of Simplicity from 1991 until August 1998.

         William M. Stewart, age 50, became Senior Vice President and Chief Operating Officer-Conso Products in August 1998. Mr. Stewart previously served as Vice President-Manufacturing of the Company from July 1988 to September 1997 and Co-Managing Director of British Trimmings from October 1997 to August 1998.

         Richard A. Zonin, age 41, became Senior Vice President and Chief Financial Officer of the Company in January 1999. Mr. Zonin was Vice President of Finance of Simplicity from 1991 until January 1999.

        Officers are appointed by the Board of Directors and serve at its pleasure.

CERTAIN TRANSACTIONS

         On July 1, 1998, the Company purchased real property owned jointly by Mr. and Ms. Findlay in exchange for shares of the Company's Common Stock. The Company issued 78,788 shares of Common Stock to Mr. and Ms. Findlay jointly as consideration for the acquisition of the real property. Such consideration was based upon a closing price of the Common Stock of $8.25 on July 1, 1998 and a value of $650,000 (the Findlays' cost basis) for the real property, which was less than its value based on an independent appraisal.

         On August 17, 1999, Simplicity Limited, a subsidiary of the Company, sold its wide fabric distribution business and various related assets to Kaleidoscope Fabrics International Limited ("Kaleidoscope"), of which Gordon B. Robinson, a former executive officer of the Company, is a principal. The goodwill, plant, machinery and contracts of the business were sold for approximately $10,000, while the inventory of the business will be sold over a two year period for a price of between approximately $284,000 and $505,000, depending on the date on which Kaleidoscope resells such inventory. In connection with the transaction, Kaleidoscope also entered into a sublease for space from Simplicity Limited for an annual rent of $19,068.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended July 3, 1999, the following Directors served on the Compensation Committee of the Board of Directors of the Company:
James H. Shaw, John H. Maxheim and Sara H. Bissell. During the fiscal year, no executive officer of the Company served as a director or member of the compensation committee (or committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors of the Company, whose members are named below, provides overall guidance to the Company's executive compensation process. The Committee's recommendations regarding the compensation of the Chief Executive Officer and the other executive officers of the Company are subject to approval by the Board. The Company's 1993 Stock Option Plan is administered by a Stock Option Committee composed of Messrs. Maxheim and Shaw, both of whom are members of the Compensation Committee. The Stock Option Committee makes decisions with respect to grants under the Company's 1993 Stock Option Plan.

         The Committee's compensation policies are designed to fairly compensate the executive officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, the motivation of those officers and employees reporting to them, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities. In determining the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee primarily considers the recommendations of the Chief Executive Officer in connection with the annual reviews of the compensation and bonuses of all management personnel, except that the compensation of Messrs. Rizzo and Oltman is governed by certain employment agreements in place at or prior to the Company's acquisition of Simplicity (see "Employment Agreements" below) and the compensation of Mr. Balakrishnan is determined by his employment agreement that was entered into at the time British Trimmings was acquired by the Company. In granting stock options, the Stock Option Committee also primarily considers the recommendations of the Chief Executive Officer. Such compensation recommendations by the Chief Executive Officer are not specifically related to corporate performance, but are based primarily upon the Chief Executive Officer's subjective assessment of the individual performance and contributions of the respective employees in light of the factors described above, which are discussed with the Compensation Committee.

         The compensation of Mr. Findlay, the Company's Chairman, Chief Executive Officer and President, is currently $325,000 per year. Mr. Findlay's salary had been $275,000 per year from the beginning of 1994 (shortly after the Company's initial public offering) until August 1998, at which time it was increased to $300,000. Mr. Findlay's compensation is not specifically related to corporate performance.

         The above report is presented by the following members of the Compensation Committee: James H. Shaw, John H. Maxheim and Sara H. Bissell.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Presented below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return on Standard & Poor's Textile - Home Furnishings Index (the "S&P Textile - Home Furnishings Index") and the Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index") for the period commencing July 2, 1994 and ending July 3, 1999.


                           July 2, 1994      July 2, 1995      June 29, 1996    June 28, 1997     June 27, 1998       July 3, 1999

CONSO INTERNATIONAL             100             101.82             177.27           200.46             135.00              94.09
CORPORATION

S&P TEXTILE - HOME              100             124.70             169.06           181.72             163.04             160.03
FURNISHINGS

NASDAQ COMPOSITE INDEX          100             133.48             171.36           208.39             275.07             392.16


         This graph assumes that $100 was invested in the Company's Common Stock, on the S&P Textile - Home Furnishings Index and on the Nasdaq Composite Index on July 2, 1994, and that dividends were reinvested.

EXECUTIVE COMPENSATION

        The table below shows the compensation paid or accrued by the Company for the three fiscal years ended July 3, 1999 to or for the account of the Company's Chief Executive Officer, its former Chief Executive Officer and its four other most highly compensated executive officers at July 3, 1999 (collectively, the "Named Executive Officers"):

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                                                              ------------
                                                           ANNUAL COMPENSATION                   AWARDS
                                            --------------------------------------------       -----------
                                                                               OTHER           SECURITIES
    NAME AND PRINCIPAL          FISCAL                                         ANNUAL          UNDERLYING      ALL OTHER
         POSITION                YEAR        SALARY          BONUS          COMPENSATION         OPTIONS     COMPENSATION
       ------------             ------      ---------       ---------       ------------       -----------   ------------

J. Cary Findlay(1)(2)            1999       $ 300,000       $  75,000             (3)              --        $   4,500(4)
Chairman, President and          1998       $ 275,000              --             (3)              --        $   4,500(4)
Chief Executive Officer          1997       $ 275,000              --             (3)              --        $   4,500(4)


S. DuaneSoutherland, Jr          1999       $  26,827              --             (3)              --        $ 216,519(5)
President and Chief              1998       $ 221,250       $  15,000       $  38,765(6)           --        $   4,500(4)
Executive Officer -              1997       $ 212,500       $  20,000       $  31,867(6)        4,500        $   4,500(4)
Conso US (until
August 1998)(2)

Judith Raymond Hadjandreas       1999       $ 187,000       $  63,000             (3)           3,000        $   6,400(4)
Senior Vice President -          1998           (7)             (7)               (7)              --              (7)
Pattern Products                 1997           (7)             (7)               (7)              --              (7)


Frank J. Rizzo                   1999       $ 184,140       $  63,000             (3)           3,000        $   6,400(4)
Senior Vice President and        1998           (7)             (7)               (7)              --              (7)
Chief Operating Officer -        1997           (7)             (7)               (7)              --              (7)
Simplicity

Louis S. Oltman                  1999       $ 184,140       $  63,000             (3)           3,000        $   6,400(4)
Senior Vice President -          1998           (7)             (7)               (7)              --              (7)
Sales & Marketing                1997           (7)             (7)               (7)              --              (7)


William M. Stewart               1999       $ 160,000       $  40,000             (3)              --        $  4,500(4)
Chief Operating Officer -        1998       $ 141,000       $  10,000             (3)              --        $  4,500(4)
Conso US                         1997       $ 114,500       $  10,000             (3)           4,500        $  3,857(4)


(1) Excludes all compensation paid or awarded to Mr. Findlay's wife, Konstance J. K. Findlay.

(2) Mr. Southerland resigned as President and Chief Executive Officer effective August 10, 1998, at which time Mr. Findlay assumed such offices.

(3) The Named Executive Officer did not receive personal benefits during such year (valued at the aggregate incremental cost to the Company and its subsidiaries) in excess of 10% of salary and bonus.

(4)      Represents a contribution to the Named Executive Officer's 401(k)
         Plan.

(5) Includes $202,500 of severance payments paid or accrued, a $12,981 payment for unused vacation and a 401(k) contribution of $1,038.

(6) Includes (a) $32,296 in relocation expenses for fiscal 1998 and (b) $16,728 in relocation expenses and $9,132 in country club membership expenses for fiscal 1997.

(7) No information is provided for amounts paid to the Named Executive Officers by Simplicity prior to its acquisition by the Company in June 1998.

         The table below sets forth information relating to the grant of stock options during the fiscal year ended July 3, 1999 to each Named Executive Officer and the potential realizable value at assumed annual rates of return.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                 ---------------------------------------------------------
                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                  NUMBER OF                                                       ANNUAL RATES OF
                                   SHARES         % OF TOTAL                                        STOCK PRICE
                                 UNDERLYING         OPTIONS       EXERCISE                        APPRECIATION FOR
                                   OPTIONS        GRANTED TO      OR BASE                           OPTION TERM
                                   GRANTED       EMPLOYEES IN      PRICE        EXPIRATION    ---------------------
            NAME                     (#)          FISCAL YEAR      ($/SH)          DATE           5%           10%
            ----                    -----         -----------      -----           ----          ----         -----
J. Cary Findlay                      --                 --            --             --            --            --
S. Duane Southerland, Jr             --                 --            --             --            --            --
Frank J. Rizzo                    3,000(1)            23.8%      $  7.00        8/21/03        $5,802       $12,821
Judith Raymond Hadjandreas        3,000(1)            23.8%      $  7.00        8/21/03        $5,802       $12,821
Louis S. Oltman                   3,000(1)            23.8%      $  7.00        8/21/03        $5,802       $12,821
William M. Stewart                   --                 --            --             --            --            --

------------------

(1) These options become exercisable, subject to continued employment, in three equal annual installments commencing August 21, 1999.

         The table below sets forth information relating to the exercise of stock options during the fiscal year ended July 3, 1999 by each Named Executive Officer and the fiscal year-end number and value of unexercised stock options.

                         AGGREGATED OPTION EXERCISES IN
                      FISCAL 1999 AND FY-END OPTION VALUES

                                                                        NUMBER OF                VALUE OF
                                                                    SHARES UNDERLYING           UNEXERCISED
                                                                       UNEXERCISED             IN-THE-MONEY
                                                                        OPTIONS                  OPTIONS
                                         SHARES                        AT FY-END(#)            AT FY-END($)
                                       ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
               NAME                    EXERCISE(#)   REALIZED($)      UNEXERCISABLE            UNEXERCISABLE
               ----                    -----------   -----------      -------------            -------------
J. Cary Findlay                                 --            --                0/0                 0/0
S. Duane Southerland, Jr                        --            --                0/0                 0/0
Judith Raymond Hadjandreas                      --            --            0/3,000                 0/0
Frank J. Rizzo                                  --            --            0/3,000                 0/0
Louis S. Oltman                                 --            --            0/3,000                 0/0
William M. Stewart                              --            --        9,450/2,475                 0/0


DIRECTOR COMPENSATION

         Directors who are officers or employees of the Company receive no additional compensation for serving as Directors. Directors who are not compensated as officers or employees of the Company are paid a quarterly retainer fee of $2,000, a fee of $1,400 for each meeting of the Board of Directors attended and a fee of $300 for each meeting of any Committee thereof attended. All Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its Committees.

         Under the Company's Stock Election Plan for Non-Employee Directors (the "Director Stock Plan"), Directors of the Company who are not regular employees of the Company or its subsidiaries may elect to receive all or a portion of the cash compensation to which they would otherwise be entitled in the form of shares of the

Company's Common Stock. The number of shares of Common Stock to be issued to a Director upon such an election is determined based upon 90% of the fair market value of the Common Stock on the date of issuance (which is five business days after the date of each quarterly meeting). The Director Stock Plan was adopted and approved by the Board of Directors on January 28, 1997. During the fiscal year ended July 3, 1999, Mr. Maxheim was issued 3,123 shares of Common Stock and Ms. Bissell was issued 1,078 shares of Common Stock pursuant to the Director Stock Plan.

EMPLOYMENT AGREEMENTS

         The Company is party to an employment agreement with Mr. Southerland, who resigned as President and Chief Executive Officer of the Company effective August 10, 1998. Pursuant to this agreement, Mr. Southerland is entitled to severance payments for a period of up to 15 months after termination of his employment (or, if earlier, until Mr. Southerland obtains other full-time employment) at the same rate as Mr. Southerland's $225,000 annual base salary immediately prior to the termination of his employment with the Company.

         The Company is party to an employment agreement with Mr. Rizzo. The agreement provides for a base salary equal to Mr. Rizzo's salary at Simplicity prior to the Company's acquisition of Simplicity and certain other benefits. The agreement also provides for Mr. Rizzo to receive, upon his resignation, a payment equal to (i) 12 months of his base salary plus (ii) any unused vacation time (up to 20 days) (the "Vacation Payment") plus (iii) an amount equal to the present value of his accrued benefits under Simplicity's supplemental executive retirement plan (the "SERP Payment") plus (iv) a pro-rata portion of any bonus earned by Mr. Rizzo under the Company's management bonus plan (the "Bonus Payment"). Furthermore, if Mr. Rizzo is terminated without cause, he will be entitled to (i) severance payments for a period of up to 5 months (or, if earlier, until Mr. Rizzo obtains other full-time employment) as provided in Simplicity's severance pay plan, (ii) a lump sum retention payment equal to 7 months of Mr. Rizzo's base salary, (iii) an additional retention payment equal to the amount of any severance payments forfeited due to Mr. Rizzo's obtainment of other full-time employment payable on the date the last severance payment would have been made if not forfeited, (iv) the Vacation Payment, (v) the SERP Payment and (vi) the Bonus Payment.

         Simplicity Pattern Co., Inc., a wholly-owned subsidiary of the Company, is party to an employment agreement with Mr. Oltman. The agreement provides for Mr. Oltman's employment until February 14, 2001 at a base salary of $184,140 per year (subject to annual review) and certain other benefits. If Mr. Oltman is terminated without cause (or because of death or disability) or Mr. Oltman resigns with cause, he is entitled the sum of (i) his base salary for the term of the agreement, (ii) his bonus for the year of termination (or for the term of the agreement, if termination is by death or disability) and
(iii) his benefits for the term of the agreement. The agreement subjects Mr. Oltman to restrictions on competition with the Company for the greater of (a) 12 months after termination of his employment or (b) the term of the agreement.

         The Company has a severance policy in place for all full-time, non-union salaried employees (including Messrs. Findlay, Rizzo, Oltman and Stewart and Ms. Hadjandreas). In the event covered employees lose their jobs for reasons over which they have no control, they are entitled to severance payments in an amount up to five months' base pay, depending upon years of service.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers and certain persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Directors, executive officers and such greater than 10% shareholders are required to furnish the Company copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 3, 1999, all Section 16(a) filing requirements applicable to Directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except that Mr. and Ms. Findlay each failed to file a Form 4 for July 1998 reporting the sale of 85 shares by Ms. Findlay and a Form 4 for August 1998 reporting the sale of 135 shares by Ms. Findlay. These transactions were reported on each of Mr. and Ms. Findlay's most recent Form 5.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending July 1, 2000. This selection is being presented to the shareholders for their ratification at the Annual Meeting of Shareholders. Deloitte & Touche LLP audited the Company's financial statements for the fiscal year ended July 3, 1999 and prior years and is considered well qualified.

         Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending July 1, 2000, and proxies solicited by the Board of Directors will be so voted unless shareholders specify a different choice.

         If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

CHANGE IN ACCOUNTANTS FOR SUBSIDIARY

         On December 5, 1997, the Company's Audit Committee and its Board of Directors approved expanding the engagement of Deloitte & Touche LLP, the Company's principal accountant, to include the audit of the financial statements of British Trimmings Limited, a significant subsidiary of the Company, for the fiscal year ending June 27, 1998. For more than the previous two fiscal years, the financial statements of British Trimmings Limited had been audited by Grant Thornton and, in its audit reports as principal accountant for the Company, Deloitte & Touche LLP had expressed reliance on the reports of Grant Thornton as to British Trimmings Limited. As a result of the expansion of the engagement of Deloitte & Touche LLP, Grant Thornton was no longer engaged to audit the financial statements of British Trimmings Limited, but may be engaged to provide or continue to provide other accounting services for the Company and its subsidiaries.

         Neither the principal accountant's reports on the financial statements of the Company nor Grant Thornton's reports on the financial statements of British Trimmings Limited for the two most recent fiscal years ended June 28, 1997 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two most recent fiscal years ended June 28, 1997 and subsequent periods, (1) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreement(s) in its report, and (2) no "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred.

         As the Company's principal accountant, Deloitte & Touche LLP was regularly consulted by the Company as to various accounting, auditing and financial reporting matters during the two most recent fiscal years and subsequent interim periods prior to the expansion of its engagement to include the audit of British Trimmings Limited; however, none of the matters as to which the Company consulted Deloitte & Touche LLP during such periods were with regard to the application of accounting principles to specified transactions or the type of audit opinions that might be rendered on the Company's financial statements, in either case as related only to British Trimmings Limited.

SHAREHOLDER PROPOSALS

         Any proposal that a shareholder intends to present for action at the 2000 Annual Meeting of Shareholders, currently scheduled for November 14, 2000, must be received by the Company no later than May 28, 2000, in order for the proposal to be included in the proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders. In addition, if the Company receives notice of shareholder proposals after August 11, 2000, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposals, without discussion of the matters in the proxy statement and without such proposals appearing as separate items on the proxy card. Shareholders proposals should be sent to Secretary, Conso International Corporation, P.O. Box 326, Union, South Carolina 29379.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

         UPON WRITTEN REQUEST OF A SHAREHOLDER, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 3, 1999 TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR BEFORE OCTOBER 1, 1999. SUCH REQUEST SHOULD BE SUBMITTED TO INVESTOR RELATIONS, CONSO INTERNATIONAL CORPORATION, P. O. BOX 326, UNION, SOUTH CAROLINA 29379.

                        CONSO INTERNATIONAL CORPORATION
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 9, 1999

(CONSO INTERNATIONAL CORPORATION LOGO)

    The undersigned hereby appoints J. Cary Findlay and Richard A. Zonin, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of Common Stock of the undersigned in Conso International Corporation at the Annual Meeting of Shareholders to be held on November 9, 1999, and at any adjournment thereof.

    THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED (I) FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, AND (II) FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS. The Board of Directors recommends voting FOR each item.

1. ELECTION OF DIRECTORS: Nominees are J. Cary Findlay, Antony W. Laughton, John H. Maxheim, James H. Shaw, Konstance J. K. Findlay and Sara H. Bissell.

     [ ]  FOR all listed nominees (except do not vote for          [ ]  WITHHOLD AUTHORITY to vote for the listed
          the nominee(s) whose name(s) I have written below)            nominees

     ____________________________________________________________________________________________________________

2. RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

                  FOR  [ ]       AGAINST  [ ]      ABSTAIN  [ ]

                  (Continued and to be signed on the reverse)




                          (Continued from other side)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

    PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                           Dated:                         , 1999
                                                  ------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           (When signing as attorney, executor,
                                           administrator, trustee, guardian,
                                           etc., give title as such. If joint
                                           account, each joint owner should
                                           sign.)